UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 29, 2013

TELULAR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-23212	36-3885440
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

311 South Wacker Drive, Suite 4300, Chicago, Illinois	60606-6622
(Address of Principal Executive Offices)	(Zip Code)

(312) 379-8397
(Registrant's Telephone Number, Including Area Code) ____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Telular Corporation (NASDAQ: WRLS) (“Telular”) today announced it has entered into a definitive agreement to be acquired by Avista Capital Partners (“Avista”) for $12.61 per share in cash and approximately $18.5 million in assumed net debt, or approximately $253 million in total consideration. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Notice to Investors

The tender offer for the outstanding common stock of Telular has not yet commenced. The foregoing is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Avista will cause its affiliate, ACP Tower Merger Sub, Inc., a Delaware corporation, to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (SEC), and Telular will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully by Telular’s shareholders before any decision is made with respect to the tender offer. A free copy of the tender offer statement and the solicitation/recommendation statement will be made available to all shareholders of Telular at www.telular.com or by contacting Telular at 311 South Wacker Drive, Suite 4300, Chicago, IL 60606 or by phone at 800-835-8527. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.

TELULAR SHAREHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated April 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELULAR CORPORATION

Date: April 29, 2013	By:	/s/ Joseph A. Beatty
Joseph A. Beatty President and Chief Executive Officer